EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics Inc. Mark Frost, CFO (800) 772-6446 x1981 mfrost@AngioDynamics.com	EVC Group, Inc. Michael Polyviou/Robert Jones (212) 850-6020; (646) 201-5447 mpolyviou@evcgroup.com; bjones@evcgroup.com	EVC Group, Inc. Dave Schemelia (646) 201-5431 dave@evcgroup.com

AngioDynamics Reports 2014 Fourth Quarter and Full Year Financial Results

•	Fourth Quarter of Fiscal 2014 Net sales increased 4% to $94.1 million; Average Daily Sales grew 7%, excluding supply agreement
•	Q4 FY14 GAAP loss of $0.03 per share; Non-GAAP adjusted net income, excluding amortization, of $0.18 per share
•	Q4 FY14 Operating cash flow of $10.1 million
•	Company introduces financial guidance for FY2015

ALBANY, N.Y., (July 23, 2014) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the fourth quarter and fiscal year ended May 31, 2014.

“The strong top-line performance generated throughout fiscal year 2014 continued in the fourth quarter. We experienced a 7% increase in Average Daily Sales (ADS), excluding revenue from the Boston Scientific agreement, driving us to a fifth consecutive quarter of improved sales results,” said Joseph M. DeVivo, President and Chief Executive Officer. “Capping off a very successful year for AngioDynamics, this strong sales performance was driven by our key growth drivers, including the BioFlo family of products in our Vascular Access business, AngioVac cannula and circuit in our Peripheral Vascular business and Acculis microwave system in our Oncology/Surgery business. All three of our businesses posted year-over-year growth for the second consecutive quarter, and we are particularly pleased with the continued turnaround in Vascular Access, which grew 5% over last year as more customers are realizing the clinical benefits of our disruptive BioFlo technology.

“Having achieved our goal of mid-single digit annual sales growth for fiscal 2014, we are well positioned for continued strong top-line performance as we enter fiscal 2015,” Mr. DeVivo added. “As we progress through fiscal year 2015 we will continue to implement our Operational Excellence plan and expect earnings growth to outpace sales increases.”

Q4 FY14 Financial Results

Net sales of $94.1 million were up 4% compared with last year’s fourth quarter net sales of $90 million. Excluding the planned wind-down of the supply agreement with Boston Scientific (BSC), fourth quarter sales were up 5% to $92.9 million compared to $88.4 million in last year’s fourth quarter. The following sales comparisons exclude the BSC supply agreement.

Peripheral Vascular net sales in the fourth quarter increased 6% to $50.9 million compared to $48 million in the prior year period. Vascular Access net sales increased 5% to $28.3 million compared to $27 million in the year ago quarter. Oncology/Surgery net sales of $13.7 million increased 1% compared to the year ago quarter. Net sales in the U.S. increased 6% to $73.7 million from $69.7 million in the prior year period.  International net sales grew 2% to $19.2 million from $18.8 million in last year’s fourth quarter.

The Company’s net loss in the fourth quarter was $1.1 million, or $0.03 on a per share basis, compared to net loss of $0.9 million, or $0.02 per share, a year ago. During AngioDynamics’ fourth quarter of fiscal 2014, the state of New York enacted a reform package eliminating the income tax on qualified New York state manufacturers. As a result, anticipated future benefits from net tax assets were eliminated requiring the Company to record a non-cash charge totaling $1.2 million, or $0.03 per share, during the quarter. Excluding the items shown in the attached quarterly non-GAAP reconciliation table, adjusted net income was $6.4 million, or $0.18 per share, for the fourth quarter compared to net income of $5.2 million, or $0.15 per share, for the year ago quarter.

Fourth quarter EBITDA grew to $9.9 million, or $0.28 per share, compared to $7.9 million, or $0.22 per share, in the year ago comparable period. Adjusted EBITDA, excluding the items shown in the attached reconciliation table, was $14.7 million, or $0.41 per share, compared to $13.7 million, or $0.39 per share, in the year ago comparable period.

At May 31, 2014, cash and investments were $17.9 million and debt was $142.7 million.

Recent Events

•
Novation awarded AngioDynamics an Innovative Technology Contract covering BioFlo PICC and BioFlo Port products. Unlike other thromboresistant products, the technology behind the Company’s disruptive BioFlo devices is designed to be both present throughout the entire catheter and permanent, leading to decreased accumulation of catheter-related thrombus without incorporation of heparin, antibiotics or antimicrobials, or any other transient materials typically associated with coated or impregnated technologies.

•
The Company received Certificate to Foreign Governments (CFGs) from the U.S. Food and Drug Administration covering all Vascular Access and Peripheral Vascular products manufactured in its Queensbury facility. CFGs allow for the commercialization of these products in countries that require a U.S. FDA CFG, along with other appropriate regulatory documentation specific to the country.

•
AngioDynamics announced FDA clearance for the Celerity tip location system and began shipping to U.S. customers in mid-July 2014. The Celerity System has been cleared by the FDA as an adjunct to aid in positioning Peripherally Inserted Central Catheters (PICCs) in adults by providing real time catheter tip location utilizing the patient's cardiac electrical activity.

•	Howard W. Donnelly, President of Concert Medical LLC, was named Chairman of AngioDynamics’ Board of Directors.
•
Following the completion of its New York Distribution Center of Excellence, AngioDynamics began construction of its New York Manufacturing Center of Excellence, as part of its Operational Excellence program that is expected to save the Organization $15 million to $18 million over the next three years.

•
The Company received Premier Inc.’s first Supplier Horizon Award presented at Premier’s annual Breakthroughs Conference and Exhibition in San Antonio. The Company was recognized in the Nursing category based on exceptional local customer service and engagement, value creation through clinical excellence and commitment to lower costs.

Full Year Financial Results

As part of the fiscal year-end financial closing process, the Company identified an immaterial accounting error resulting from the ERP implementation in January 2014.  The Company has concluded that this error was not material to its previously issued consolidated financial statements and has revised its previously reported results for the third quarter fiscal 2014 to correct this error.  As a result, the Company’s fiscal 2014 third quarter financial results were revised downward by $0.7 million incremental pretax cost of sales, or $0.01 per share. Adjusted EPS for the fiscal 2014 third quarter was revised to $0.14 from $0.16. This revision is included in the fiscal 2014 annual financial results and third quarter fiscal 2014 financial results will be adjusted for future presentations of quarterly financial results.

For the full year ended May 31, 2014, net sales were $354.5 million, a 4% increase compared to the $342 million reported a year ago. The Company’s net income was $3.1 million, or $0.09 per share, compared to net loss of $0.6 million, or $0.02 per share, reported a year ago. Excluding the items shown in the attached quarterly non-GAAP reconciliation table, adjusted net income was $20.6 million, or $0.58 per share, compared to net income of $22.7 million, or $0.64 per share, a year ago. EBITDA was $38.3 million, or $1.08 per share, compared to $32.3 million, or $0.91 per share, a year ago. Adjusted EBITDA, excluding the items shown in the attached reconciliation table, was $52.2 million, or $1.47 per share, compared to $57 million, or $1.61 per share, in the year ago period.

Fiscal 2015 and First Quarter Guidance

“Building on our improved sales performance throughout 2014, we are guiding to a full fiscal year range of $362 million to $368 million in revenue, reflecting 3-5% growth excluding the impact of the planned wind down of our supply agreement, which we expect to decline by approximately $4 million as compared to fiscal 2014,” said Mark Frost, Executive Vice President and Chief Financial Officer. “We anticipate delivering stronger operating leverage in fiscal year 2015 and are guiding to adjusted earnings per share (EPS), of $0.64-$0.70, representing a 10-21% increase over fiscal 2014.

“We anticipate revenue to range from $83 million to $86 million in the first quarter of fiscal 2015, a 4% increase at the top end of the range, excluding the wind-down reduction,” Mr. Frost continued. “Adjusted EPS is expected to be in the range of $0.08-$0.12.”

Conference Call

AngioDynamics will host a conference call today at 4:30 p.m. Eastern Time to discuss its fourth quarter results. To participate in the live call by telephone, please call 1-888-438-5525 and reference the Conference ID: 2297923. In addition, a live webcast, available slides and archived replay of the call will be available at http://investors.angiodynamics.com. To access the live webcast, please go to the website 15 minutes prior to its start to register, download and install the necessary software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported net sales, net of a supply agreement; Average Daily Sales (ADS) growth net of a supply agreement, which is calculated as a growth rate of total sales per shipping day as compared to the prior year quarter; EBITDA (income before interest, taxes, depreciation and amortization); adjusted EBITDA; adjusted net income and adjusted earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics’ performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics

AngioDynamics Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

Trademarks

AngioDynamics, the AngioDynamics logo, Acculis, AngioVac and BioFlo are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary. Celerity is a trademark and/or registered trademark of Medical Components Inc.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, including Navilyst Medical and its products, R&D capabilities, infrastructure and employees as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2013. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net sales	$94,065	$90,032	$354,455	$342,026
Cost of sales
Acquired inventory step-up	-	-	150	3,845
Quality call to action	-	-	-	850
Other cost of sales	46,534	45,790	174,444	168,342
Total cost of sales	46,534	45,790	174,594	173,037
Gross profit	47,531	44,242	179,861	168,989
% of net sales	50.5%	49.1%	50.7%	49.4%

Operating expenses
Research and development	6,753	6,438	27,510	26,319
Sales and marketing	21,464	20,387	83,200	76,121
General and administrative	6,939	6,273	26,035	26,127
Amortization of intangibles	3,926	4,384	16,797	16,345
Medical device tax	874	917	3,829	1,600
Change in fair value of contingent consideration	763	756	(1,718)	1,583
Acquisition and other non-recurring	3,063	3,857	10,760	13,800
Total operating expenses	43,782	43,012	166,413	161,895
Operating income	3,749	1,230	13,448	7,094
Other income (expense), net	(1,478)	(2,030)	(7,068)	(7,737)
Income (loss) before income taxes	2,271	(800)	6,380	(643)
Provision for (benefit from) income taxes	3,349	68	3,292	(31)
Net income (loss)	$(1,078)	$(868)	$3,088	$(612)

Earnings (loss) per common share
Basic	$(0.03)	$(0.02)	$0.09	$(0.02)
Diluted	$(0.03)	$(0.02)	$0.09	$(0.02)

Weighted average common shares
Basic	35,278	34,906	35,136	34,817
Diluted	35,278	34,906	35,440	34,817

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Income to non-GAAP Adjusted Net Income:

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net income (loss)	$(1,078)	$(868)	$3,088	$(612)

After tax:
Acquisition and other non-recurring (1)	3,292	2,809	8,446	8,967
Quality Call to Action Program (2)	-	-	-	540
Inventory step-up (3)	-	-	95	2,442
Contingent earn out valuation (4)	485	480	(2,914)	1,005
Impact of NYS tax reform legislation (5)	1,173	-	1,173	-
Amortization of intangibles	2,493	2,783	10,666	10,380
Adjusted net income excluding amortization	$6,365	$5,205	$20,555	$22,721

Reconciliation of Diluted Earnings Per Share to non-GAAP Adjusted Diluted Earnings Per Share:

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Diluted earnings (loss) per share	$(0.03)	$(0.02)	$0.09	$(0.02)

After tax:
Acquisition and other non-recurring (1)	0.09	0.08	0.24	0.25
Quality Call to Action Program (2)	0.00	0.00	0.00	0.02
Inventory step-up (3)	0.00	0.00	0.00	0.07
Contingent earn out valuation (4)	0.01	0.01	(0.08)	0.03
Impact of NYS tax reform legislation (5)	0.03	0.00	0.03	0.00
Amortization of intangibles	0.07	0.08	0.30	0.29
Adjusted diluted earnings per share excluding amortization	$0.18	$0.15	$0.58	$0.64

Weighted average common shares
Assumes Diluted	35,653	35,409	35,440	35,354

(1)	Includes costs relating to acquisitions, debt financing, business restructuring, litigation and facility consolidation costs.
(2)	Direct costs of implementing a comprehensive Quality Call to Action program to review and augment the quality management systems at our Queensbury and Fremont facilities.
(3)	Amortization of basis step-up of acquired inventory.
(4)	Impact of revaluation of contingent earn outs related to acquisitions.
(5)	Impact of deferred tax assets eliminated based on NYS tax reform package in our fourth quarter fiscal 2014.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net income (loss)	$(1,078)	$(868)	$3,088	$(612)

Provision for (benefit from) income taxes	3,349	68	3,292	(31)
Other income (expense), net	1,478	2,030	7,068	7,737
Amortization of intangibles	3,926	4,384	16,797	16,345
Depreciation	2,214	2,269	8,103	8,879
EBITDA	9,889	7,883	38,348	32,318

Acquisition and other non-recurring (1)	2,687	3,857	10,004	13,800
Stock-based compensation	1,390	1,237	5,412	4,609
Quality Call to Action Program (2)	-	-	-	850
Inventory step-up (3)	-	-	150	3,845
Contingent earn out revaluation (4)	763	756	(1,718)	1,583
Adjusted EBITDA	$14,729	$13,733	$52,196	$57,005

EBITDA per common share
Assumes Diluted	$0.28	$0.22	$1.08	$0.91

Adjusted EBITDA per common share
Assumes Diluted	$0.41	$0.39	$1.47	$1.61

Reconciliation of Operating Income to non-GAAP Adjusted Operating Income:

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Operating income (loss)	$3,749	$1,230	$13,448	$7,094

Acquisition and other non-recurring (1)	3,063	3,857	10,760	13,800
Quality Call to Action Program (2)	-	-	-	850
Inventory step-up (3)	-	-	150	3,845
Contingent earn out revaluation (4)	763	756	(1,718)	1,583
Amortization of intangibles	3,926	4,384	16,797	16,345
Adjusted Operating income	$11,501	$10,227	$39,437	$43,517

(1)	Includes costs relating to acquisitions, debt financing, business restructuring, litigation and facility consolidation costs (operating income adjusted includes accelerated depreciation).
(2)	Direct costs of implementing a comprehensive Quality Call to Action program to review and augment the quality management systems at our Queensbury and Fremont facilities.
(3)	Amortization of basis step-up of acquired inventory.
(4)	Impact of revaluation of contingent earn outs related to acquisitions.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
PRELIMINARY NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(unaudited in thousands)

	Three months ended (a)			Twelve months ended (b)
	May 31,	May 31,	%	May 31,	May 31,	%
	2014	2013	Growth	2014	2013	Growth

Net Sales by Product Category
Peripheral Vascular	$50,912	$48,007	6%	$192,655	$179,683	7%
Vascular Access	28,282	26,957	5%	106,395	106,690	(0%)
Oncology/Surgery	13,668	13,467	1%	49,360	47,155	5%
Total Excluding Supply Agreement	92,862	88,431	5%	348,410	333,528	4%
Supply Agreement	1,203	1,601	(25%)	6,045	8,498	(29%)
Total	$94,065	$90,032	4%	$354,455	$342,026	4%
	0	0		0	0
Net Sales by Geography
United States	$73,701	$69,656	6%	$280,192	$266,338	5%
International	19,161	18,775	2%	68,218	67,190	2%
Supply Agreement	1,203	1,601	(25%)	6,045	8,498	(29%)
Total	$94,065	$90,032	4%	$354,455	$342,026	4%

(a) Sales days for the three months ended May 31, 2014 and May 31, 2013, were 63 and 64 days respectively.
(b) Sales days for the twelve months ended May 31, 2014 and May 31, 2013 were 250 and 251 days respectively.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	May 31,	May 31,
	2014	2013
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$16,105	$21,802
Marketable securities	1,809	2,153
Total cash and investments	17,914	23,955

Receivables, net	62,155	47,791
Inventories, net	61,056	55,062
Deferred income taxes	4,626	6,591
Prepaid income taxes	510	438
Prepaid expenses and other	5,975	7,679
Total current assets	152,236	141,516

Property, plant and equipment, net	67,208	62,650
Intangible assets, net	205,256	214,848
Goodwill	360,294	355,458
Deferred income taxes	9,766	11,007
Other non-current assets	5,397	6,105
Total Assets	$800,157	$791,584

Liabilities and Stockholders' Equity
Current portion of long-term debt	$5,000	$7,500
Current portion of contingent consideration	16,341	9,207
Other current liabilities	50,903	46,730
Total current liabilities	72,244	63,437
Long-term debt, net of current portion	137,660	135,000
Contingent consideration, net of current portion	51,130	65,842
Other long-term liabilities	1,230	475
Total Liabilities	262,264	264,754

Stockholders' equity	537,893	526,830
Total Liabilities and Stockholders' Equity	$800,157	$791,584

Shares outstanding	35,442	35,060

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income (loss)	$(1,078)	$(868)	$3,088	$(612)
Depreciation and amortization	6,140	6,653	24,900	25,224
Change in fair value of contingent consideration	763	756	(1,718)	1,583
Tax effect of exercise of stock options	-	(1,222)	(146)	(1,644)
Deferred income taxes	950	(2,408)	3,169	1,011
Stock-based compensation	1,390	1,237	5,412	4,609
Amortization of inventory step-up	-	-	150	3,845
Other	219	129	450	862
Changes in operating assets and liabilities
Receivables	(5,170)	(2,478)	(14,863)	1,479
Inventories	(1,222)	7,399	(5,447)	(1,909)
Accounts payable and accrued liabilities	4,136	95	7,252	(10,039)
Other	3,980	2,076	3,037	2,474
Net cash provided by (used in) operating activities	10,108	11,369	25,284	26,883

Cash flows from investing activities:
Additions to property, plant and equipment	(2,768)	(4,412)	(11,771)	(12,120)
Acquisition of businesses, net of cash acquired	-	-	(4,169)	(25,274)
Other cash flows from investing activities	(1,255)	-	(1,435)	3,301
Purchases, sales and maturities of marketable securities, net	-	-	328	11,855
Net cash provided by (used in) investing activities	(4,023)	(4,412)	(17,047)	(22,238)

Cash flows from financing activities:
Repayment of long-term debt	(1,250)	(1,875)	(146,250)	(7,500)
Proceeds from issuance of new debt and credit line borrowings	5,000	-	146,410	-
Payment of Contingent Consideration	(1,346)	-	(15,943)	-
Deferred financing costs of long-term debt	-	-	(677)	-
Proceeds from exercise of stock options and ESPP	235	118	2,443	1,214
Net cash provided by (used in) financing activities	2,639	(1,757)	(14,017)	(6,286)

Effect of exchange rate changes on cash	(1)	(23)	83	(65)
Increase (Decrease) in cash and cash equivalents	8,723	5,177	(5,697)	(1,706)

Cash and cash equivalents
Beginning of period	7,382	16,625	21,802	23,508
End of period	$16,105	$21,802	$16,105	$21,802

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